EXHIBIT 99.1

MARTIN MIDSTREAM PARTNERS REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS AND RELEASES 2023 FINANCIAL GUIDANCE

•Debt refinancing significantly improves maturity profile
•Reported net loss of $0.4 million and $10.3 million for the fourth quarter and year ended December 31, 2022, respectively
•Reported adjusted EBITDA of $17.8 million and $114.9 million for the fourth quarter and year ended December 31, 2022
•Exiting butane optimization business, which reported net loss of $4.7 million and $20.0 million for the fourth quarter and year ended December 31, 2022, respectively, and negative adjusted EBITDA of $10.7 million and $7.2 million, for the same respective periods
•In January 2023, S&P Global Ratings upgraded its issuer credit ratings of Martin Midstream Partners L.P. from CCC to B- with a stable outlook. Additionally, in January 2023, Fitch Ratings assigned an initial issuer rating of B- with a stable outlook. In February 2023, Moody’s Investor Services upgraded its issuer credit rating from Caa1 to B3 with a stable outlook.
•Expects full year 2023 Adjusted EBITDA of approximately $115.3 million after giving effect to the exit of the butane optimization business, growth capital expenditures of approximately $17.5 million with $12.5 million dedicated to the DSM Semichem joint venture, and maintenance capital expenditures of $26.6 million
•Additional 2023 Financial Guidance assumptions include debt reduction of approximately $55 million as the Partnership liquidates the remaining inventory attributable to the butane optimization business resulting in projected year-end leverage of 4.0x

KILGORE, Texas, February 15, 2023 (GLOBE NEWSWIRE) -- Martin Midstream Partners L.P. (Nasdaq:MMLP) ("MMLP" or the "Partnership") today announced its financial results for the fourth quarter and year ended December 31, 2022.

Bob Bondurant, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of the Partnership, stated, "Despite the challenges we faced in the second half of 2022 due to fluctuating commodity prices, the Partnership had another solid year. While results were slightly lower than our guidance range, all of our business segments, with the exception of the NGL segment, outperformed compared to our internal forecast; with the Transportation segment leading the way. During the last month we announced our intent to exit the butane optimization business which will substantially lower our working capital needs, reduce volatility in our earnings, and lessen our exposure to commodity prices in the future. We anticipate that by the end of the second quarter of 2023, all remaining butane inventory volumes will be sold. We intend to redeploy our underground butane storage assets by utilizing them in a fee-based business model, providing our customers reliable storage and logistics services, while minimizing the impact to our employees.

“In January of 2023, we announced our plan to refinance the Partnership’s capital structure. On February 8, 2023, we closed and funded $400 million of new second lien notes due 2028, and used a portion of the proceeds to repay all of our outstanding notes due in 2024 and 2025, with the remainder being used to pay down borrowings under our revolving credit facility. Concurrently, we amended our revolving credit facility lowering the bank commitments to $200 million and extending the maturity to 2027.

“In summary, with the planned exit from the butane optimization business and the extension of our debt maturities, we have substantially lowered the risk profile of the Partnership. We remain committed to capital discipline and continued strengthening of our balance sheet through meaningful debt reduction.”

FOURTH QUARTER 2022 OPERATING RESULTS BY BUSINESS SEGMENT

TERMINALLING AND STORAGE ("T&S")

T&S operating income was $4.3 million and $3.9 million for the three months ended December 31, 2022 and 2021, respectively.

Adjusted segment EBITDA for T&S was $10.5 million and $11.0 million for the three months ended December 31, 2022 and 2021, respectively, reflecting higher employee-related expenses at our specialty terminals coupled with lower volumes in our lubricant and specialty products divisions, offset by increased throughput revenue at our shore-based terminals and Smackover Refinery.

TRANSPORTATION

Transportation operating income was $11.1 million and $5.1 million for the three months ended December 31, 2022 and 2021, respectively.

Adjusted segment EBITDA for Transportation was $14.7 million and $8.8 million for the three months ended December 31, 2022 and 2021, respectively, reflecting robust demand for land transportation services coupled with improving marine fleet utilization and higher day rates.

SULFUR SERVICES

Sulfur Services operating income was $9.1 million and $8.9 million for the three months ended December 31, 2022 and 2021, respectively.

Adjusted segment EBITDA for Sulfur Services was $5.7 million and $11.4 million for the three months ended December 31, 2022 and 2021, respectively, due to decreased fertilizer sales volumes related to continued pricing instability. Additionally, the Sulfur Services segment saw reduced adjusted EBITDA of $0.5 million related to the sale of our Stockton, California, Sulfur prilling terminal on October 7, 2022.

NATURAL GAS LIQUIDS ("NGL")

NGL operating income (loss) was $(3.7) million and $12.2 million for the three months ended December 31, 2022 and 2021, respectively. Butane optimization operating income (loss) was $(4.7) million and $11.0 million for the three months ended December 31, 2022 and 2021, respectively.

Adjusted segment EBITDA for NGL was $(9.1) million and $12.8 million for the three months ended December 31, 2022 and 2021, respectively, primarily reflecting decreased NGL sales volumes and margins. Included in the NGL results is adjusted EBITDA of $(10.7) million and $11.0 million for the three months ended December 31, 2022 and 2021, respectively, attributable to the butane optimization business that the Partnership intends to exit.

UNALLOCATED SELLING, GENERAL AND ADMINISTRATIVE EXPENSE ("USGA")

USGA expenses included in operating income were $4.1 million and $4.3 million for the three months ended December 31, 2022 and 2021, respectively.

USGA expenses included in adjusted EBITDA were $4.1 million and $4.3 million for the three months ended December 31, 2022 and 2021, respectively, primarily reflecting an increase in employee-related expenses.

CAPITALIZATION

At December 31, 2022, the Partnership had $516 million of total debt outstanding, including $171 million drawn on its $275 million revolving credit facility, $54 million of senior secured 1.5 lien notes due 2024 and $291 million of senior secured second lien notes due 2025. At December 31, 2022, the Partnership had liquidity of approximately $63 million from available capacity under its revolving credit facility. The Partnership’s adjusted leverage ratio, as calculated under the revolving credit facility, was 4.27 times and 3.63 times on December 31, 2022 and September 30, 2022, respectively. The Partnership was in compliance with all debt covenants as of December 31, 2022.

On January 30, 2023 the Partnership announced its intent to offer $400 million in new 5-year senior secured second lien notes due 2028 and announced an amendment to its revolving credit facility effective upon the close of the note offering. Concurrently, the Partnership announced a cash tender for all its then outstanding 1.5 lien notes due 2024 and its second lien notes due 2025. On February 8, 2023, the Partnership announced its $400 million 5-year senior secured second lien notes offering closed and funded, all validly tendered notes were accepted and paid, and as such the revolving credit facility amendment was effective with the maturity extended to 2027. Also on February 8, 2023, the Partnership exercised its optional redemption rights with respect to the existing notes due 2024 and 2025 that remained outstanding following the tender offer, and satisfied and discharged its obligations under the indentures governing such notes.

For more detailed information on the $400 million senior secured second lien notes, and the amended and extended credit facility, see the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 8, 2023 or at the Partnership’s website www.MMLP.com.

RESULTS OF OPERATIONS

The Partnership had a net loss of $0.4 million, a loss of $0.01 per limited partner unit, for the three months ended December 31, 2022. The Partnership had net income of $10.8 million, or $0.27 per limited partner unit, for the three months ended December 31, 2021. Adjusted EBITDA was $17.8 million for the three months ended December 31, 2022 compared to $39.7 million for the three months ended December 31, 2021. Net cash provided by operating activities was $32.9 million for the three months ended December 31, 2022 compared to $48.1 million for the three months ended December 31, 2021. Distributable cash flow was $(1.7) million for the three months ended December 31, 2022 compared to $19.3 million for the three months ended December 31, 2021.

The Partnership had a net loss of $10.3 million, a loss of $0.26 per limited partner unit, for the year ended December 31, 2022. The Partnership had a net loss of $0.2 million, a loss of $0.01 per limited partner unit, for the year ended December 31, 2021. Adjusted EBITDA was $114.9 million for the year ended December 31, 2022 compared to $114.5 million for the year ended December 31, 2021. Net cash provided by operating activities was $16.1 million for the year ended December 31, 2022 compared to $35.7 million for the year ended December 31, 2021. Distributable cash flow was $37.9 million for the year ended December 31, 2022 compared to $44.6 million for the year ended December 31, 2021.

Revenues were $243.4 million for the three months ended December 31, 2022 compared to $285.9 million for the three months ended December 31, 2021. Revenues were $1.019 billion for the year ended December 31, 2022 compared to $882.4 million for the year ended December 31, 2021.

EBITDA, adjusted EBITDA, distributable cash flow and adjusted free cash flow are non-GAAP financial measures which are explained in greater detail below under the heading "Use of Non-GAAP Financial Information." The Partnership has also included below a table entitled "Reconciliation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow" in order to show the components of these non-GAAP financial measures and their reconciliation to the most comparable GAAP measurement.

An attachment included in the Current Report on Form 8-K to which this announcement is included, contains a comparison of the Partnership’s adjusted EBITDA for the fourth quarter 2022 to the Partnership's adjusted EBITDA for the fourth quarter 2021.

2023 FINANCIAL GUIDANCE

The Partnership expects full year 2023 Adjusted EBITDA of approximately $115.3 million after giving effect to the exit of the butane optimization business, growth capital expenditures of approximately $17.5 million with $12.5 million dedicated to the DSM Semichem joint venture, maintenance capital expenditures of $26.6 million, and projected year-end leverage of 4.0x. More detailed 2023 Financial Guidance is provided as an attachment included in the Current Report on Form 8-K to which this press release is included.

MMLP does not intend at this time to provide financial guidance beyond 2023.

The Partnership has not provided comparable GAAP financial information on a forward-looking basis because it would require the Partnership to create estimated ranges on a GAAP basis, which would entail unreasonable effort as the adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with a reasonable degree of certainty but may include, among others, costs related to debt amendments and unusual charges, expenses and gains. Some or all of those adjustments could be significant.

2022 K-1 TAX PACKAGES

The MMLP K-1 tax packages are expected to be available online through our website at www.mmlp.com or www.taxpackagesupport.com/martinmidstream after 5:00 p.m. Central Standard Time on February 28, 2023. Mailing of the tax packages is currently expected to be complete the week of March 6, 2023. In an effort to be environmentally friendly, the Partnership encourages its unitholders to sign up for electronic delivery of their MMLP tax package.

INVESTORS CONFERENCE CALL

Date: Thursday, February 16, 2023
Time: 8:00 a.m. CT (please dial in by 7:55 a.m.)
Dial In #: (888) 330-2384
Conference ID: 8536096

Replay Dial In # (800) 770-2030 – Conference ID: 8536096

A webcast of the conference call will also be available by visiting the Events and Presentations section under Investor Relations on our website at www.MMLP.com.

About Martin Midstream Partners

MMLP, headquartered in Kilgore, Texas, is a publicly traded limited partnership with a diverse set of operations focused primarily in the Gulf Coast region of the United States. MMLP’s four primary business lines include: (1) terminalling, processing, storage, and packaging services for petroleum products and by-products, including the refining of naphthenic crude oil; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) natural gas liquids marketing, distribution, and transportation services. To learn more, visit www.MMLP.com. Follow Martin Midstream Partners L.P. on LinkedIn, Twitter, and Facebook.

Forward-Looking Statements

Statements about the Partnership’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the effects of the continued volatility of commodity prices and the related macroeconomic and political environment and (ii) other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission (the “SEC”). The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.

Use of Non-GAAP Financial Information

To assist the Partnership's management in assessing its business, it uses the following non-GAAP financial measures: earnings before interest, taxes, and depreciation and amortization ("EBITDA"), adjusted EBITDA (as defined below) distributable cash flow available to common unitholders (“distributable cash flow”), and free cash flow after growth capital expenditures and principal payments under finance lease obligations ("adjusted free cash flow"). The Partnership's management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") to analyze its performance.

Certain items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as cost of capital and historical costs of depreciable assets.

EBITDA and Adjusted EBITDA. The Partnership defines adjusted EBITDA as EBITDA before unit-based compensation expenses, gains and losses on the disposition of property, plant and equipment, impairment and other similar non-cash adjustments. Adjusted EBITDA is used as a supplemental performance and liquidity measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts, and others, to assess:

•the financial performance of the Partnership's assets without regard to financing methods, capital structure, or historical cost basis;
•the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, and make cash distributions to its unitholders; and
•its operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing methods or capital structure.

The GAAP measures most directly comparable to adjusted EBITDA are net income (loss) and net cash provided by (used in) operating activities. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), net cash provided by (used in) operating activities, or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA in the same manner.

Adjusted EBITDA does not include interest expense, income tax expense, and depreciation and amortization. Because the Partnership has borrowed money to finance its operations, interest expense is a necessary element of its costs and its ability to generate cash available for distribution. Because the Partnership has capital assets, depreciation and amortization are also necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, the Partnership believes that it is important to consider net income (loss) and net cash provided by (used in) operating activities as determined under GAAP, as well as adjusted EBITDA, to evaluate its overall performance.

Distributable Cash Flow. The Partnership defines distributable cash flow as net cash provided by (used in) operating activities less cash received (plus cash paid) for closed commodity derivative positions included in accumulated other comprehensive income (loss), plus changes in operating assets and liabilities which (provided) used cash, less maintenance capital expenditures and plant turnaround costs. Distributable cash flow is a significant performance measure used by the Partnership's management and by external users of its financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions it expects to pay unitholders. Distributable cash flow is also an important financial measure for the Partnership's unitholders since it serves as an indicator of its success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a unit of such an entity is generally determined by the unit's yield, which in turn is based on the amount of cash distributions the entity pays to a unitholder.

Adjusted Free Cash Flow. The Partnership defines adjusted free cash flow as distributable cash flow less growth capital expenditures and principal payments under finance lease obligations. Adjusted free cash flow is a significant performance measure used by the Partnership's management and by external users of its financial statements and represents how much cash flow a business generates during a specified time period after accounting for all capital expenditures, including expenditures for growth and maintenance capital projects. The Partnership believes that adjusted free cash flow is important to investors, lenders, commercial banks and research analysts since it reflects the amount of cash available for reducing debt, investing in additional capital projects, paying distributions, and similar matters. The Partnership's calculation of adjusted free cash flow may or may not be comparable to similarly titled measures used by other entities.

The GAAP measure most directly comparable to distributable cash flow and adjusted free cash flow is net cash provided by (used in) operating activities. Distributable cash flow and adjusted free cash flow should not be considered alternatives to, or more meaningful than, net income (loss), operating income (loss), net cash provided by (used in) operating activities, or any other measure of liquidity presented in accordance with GAAP. Distributable cash flow and adjusted free cash flow have important limitations because they exclude some items that affect net income (loss), operating income (loss), and net cash provided by (used in) operating activities. Distributable cash flow and adjusted free cash flow may not be comparable to similarly titled measures of other companies because other companies may not calculate these non-GAAP metrics in the same manner. To compensate for these limitations, the Partnership believes that it is important to consider net cash provided by (used in) operating activities determined under GAAP, as well as distributable cash flow and adjusted free cash flow, to evaluate its overall liquidity.

Contact:

Sharon Taylor - Vice President & Chief Financial Officer
(877) 256-6644
ir@martinmlp.com

MMLP-F

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2022	2021
Assets
Cash	$45	$52
Trade and accrued accounts receivable, less allowance for doubtful accounts of $496 and $311, respectively	79,641	84,199
Inventories	109,798	62,120
Due from affiliates	8,010	14,409
Other current assets	13,633	12,908
Total current assets	211,127	173,688

Property, plant and equipment, at cost	903,535	898,770
Accumulated depreciation	(584,245)	(553,300)
Property, plant and equipment, net	319,290	345,470

Goodwill	16,671	16,823
Right-of-use assets	34,963	21,861
Deferred income taxes, net	14,386	19,821
Intangibles and other assets, net	2,414	2,198
	$598,851	$579,861
Liabilities and Partners’ Capital (Deficit)
Current portion of long term debt and finance lease obligations	$9	$280
Trade and other accounts payable	68,198	70,342
Product exchange payables	32	1,406
Due to affiliates	8,947	1,824
Income taxes payable	665	385
Other accrued liabilities	33,074	29,850
Total current liabilities	110,925	104,087

Long-term debt, net	512,871	498,871
Finance lease obligations	—	9
Operating lease liabilities	26,268	15,704
Other long-term obligations	8,232	9,227
Total liabilities	658,296	627,898
Commitments and contingencies
Partners’ capital (deficit)	(59,445)	(48,853)
Accumulated other comprehensive income	—	816
Total partners’ capital (deficit)	(59,445)	(48,037)
	$598,851	$579,861

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

	Year Ended December 31,
	2022	2021	2020
Revenues:
Terminalling and storage *	$80,268	$75,223	$80,864
Transportation *	219,008	144,314	132,492
Sulfur services	12,337	11,799	11,659
Product sales: *
Natural gas liquids	398,422	414,043	247,479
Sulfur services	166,827	133,243	96,348
Terminalling and storage	142,016	103,809	103,300
	707,265	651,095	447,127
Total revenues	1,018,878	882,431	672,142

Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Natural gas liquids *	389,504	362,706	215,895
Sulfur services *	120,062	89,134	58,515
Terminalling and storage *	113,740	81,258	82,516
	623,306	533,098	356,926
Expenses:
Operating expenses *	251,886	193,952	183,747
Selling, general and administrative *	41,812	41,012	40,900
Depreciation and amortization	56,280	56,751	61,462
Total costs and expenses	973,284	824,813	643,035
Other operating income (loss), net	5,669	(534)	12,488
Gain on involuntary conversion of property, plant and equipment	—	196	4,907
Operating income	51,263	57,280	46,502

Other income (expense):
Interest expense, net	(53,665)	(54,107)	(46,210)
Gain on retirement of senior unsecured notes	—	—	3,484
Loss on exchange of senior unsecured notes	—	—	(8,817)
Other, net	(5)	(4)	6
Total other income (expense)	(53,670)	(54,111)	(51,537)
Net income (loss) before taxes	(2,407)	3,169	(5,035)
Income tax expense	(7,927)	(3,380)	(1,736)
Net loss	(10,334)	(211)	(6,771)
Less general partner's interest in net loss	207	4	135
Less loss allocable to unvested restricted units	40	—	21
Limited partners' interest in net loss	$(10,087)	$(207)	$(6,615)

*Related Party Transactions Shown Below

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

*Related Party Transactions Included Above

	Year Ended December 31,
	2022	2021	2020
Revenues:
Terminalling and storage	$66,867	$62,677	$63,823
Transportation	28,393	20,046	21,997
Product sales	554	479	317
Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Sulfur services	10,717	9,980	10,519
Terminalling and storage	39,375	27,866	18,429
Expenses:
Operating expenses	93,630	78,607	80,075
Selling, general and administrative	31,758	32,924	32,886

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

	Year Ended December 31,
	2022	2021	2020

Allocation of net income (loss) attributable to:

Limited partner interest:	$(10,127)	$(207)	$(6,615)

General partner interest:	$(207)	$(4)	$(135)

Net loss per unit attributable to limited partners:

Basic:	$(0.26)	$(0.01)	$(0.17)

Weighted average limited partner units - basic	38,726,048	38,689,041	38,656,559

Diluted:	$(0.26)	$(0.01)	$(0.17)

Weighted average limited partner units - diluted	38,726,048	38,689,041	38,656,559

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands

	Year Ended December 31,
	2022	2021	2020

Net loss	$(10,334)	$(211)	$(6,771)
Changes in fair values of commodity cash flow hedges	$(816)	$816	$—
Comprehensive income (loss)	$(11,150)	$605	$(6,771)

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CAPITAL
(Dollars in thousands)

	Partners’ Capital (Deficit)
	Common		General Partner Amount	Accumulated Other Comprehensive Income
	Units	Amount			Total
Balances – December 31, 2019	38,863,389	$(38,342)	$2,146	$—	(36,196)

Net loss	—	(6,636)	(135)	—	(6,771)
Issuance of time-based restricted units	81,000	—	—	—	—
Forfeiture of restricted units	(85,467)	—	—	—	—
Cash distributions	—	(5,211)	(106)	—	(5,317)
Unit-based compensation	—	1,422	—	—	1,422
Purchase of treasury units	(7,748)	(9)	—	—	(9)
Balances – December 31, 2020	38,851,174	(48,776)	1,905	—	(46,871)

Net loss	—	(207)	(4)	—	(211)
Issuance of time-based restricted units	42,168	—	—	—	—
Forfeiture of restricted units	(83,436)	—	—	—	—
General partner contribution	—	—	3	—	3
Cash distributions	—	(775)	(16)	—	(791)
Changes in fair values of commodity cash flow hedges	—	—	—	816	816
Excess purchase price over carrying value of acquired assets	—	(1,350)	—	—	(1,350)
Unit-based compensation	—	384	—	—	384
Purchase of treasury units	(7,156)	(17)	—	—	(17)
Balances – December 31, 2021	38,802,750	(50,741)	1,888	816	(48,037)

Net loss	—	(10,127)	(207)	—	(10,334)
Issuance of time-based restricted units	48,000	—	—	—	—
Cash distributions	—	(777)	(16)	—	(793)
Changes in fair values of commodity cash flow hedges	—	—	—	(816)	(816)
Excess purchase price over carrying value of acquired assets	—	374	—	—	374
Unit-based compensation	—	161	—	—	161
Balances – December 31, 2022	38,850,750	$(61,110)	$1,665	$—	$(59,445)

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net loss	$(10,334)	$(211)	$(6,771)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	56,280	56,751	61,462
Amortization and write-off of deferred debt issue costs	3,152	3,367	3,422
Amortization of premium on notes payable	—	—	(191)
Deferred income tax expense	5,744	2,432	1,169
(Gain) loss on disposition or sale of property, plant, and equipment	(5,669)	534	(9,788)
Gain on involuntary conversion of property, plant and equipment	—	(196)	(4,907)
Gain on retirement of senior unsecured notes	—	—	(3,484)
Non-cash impact related to exchange of senior unsecured notes	—	—	(749)
Derivative income	(901)	5,593	8,209
Net cash paid for commodity derivatives	85	(4,984)	(8,669)
Unit-based compensation	161	384	1,422
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts and other receivables	4,579	(31,448)	30,741
Inventories	(47,678)	(8,334)	5,264
Due from affiliates	6,399	398	2,932
Other current assets	(1,479)	(3,552)	(5,733)
Trade and other accounts payable	486	14,331	(7,318)
Product exchange payables	(1,374)	1,033	(3,949)
Due to affiliates	7,123	1,389	(1,035)
Income taxes payable	280	(171)	84
Other accrued liabilities	(2,087)	(2,236)	4,144
Change in other non-current assets and liabilities	1,381	649	(1,470)
Net cash provided by operating activities	16,148	35,729	64,785
Cash flows from investing activities:
Payments for property, plant, and equipment	(27,237)	(16,059)	(28,622)
Payments for plant turnaround costs	(5,176)	(4,109)	(1,478)
Proceeds from sale of property, plant, and equipment	7,769	643	25,154
Proceeds from involuntary conversion of property, plant and equipment	—	284	7,550
Net cash provided by (used in) investing activities	(24,644)	(19,241)	2,604
Cash flows from financing activities:
Payments of long-term debt	(393,740)	(333,790)	(333,637)
Payments under finance lease obligations	(279)	(2,707)	(4,562)
Proceeds from long-term debt	404,650	316,500	282,019
General partner contributions	—	3	—
Excess purchase price over carrying value of acquired assets	(1,285)	—	—
Purchase of treasury units	—	(17)	(9)
Payments of debt issuance costs	(64)	(592)	(3,781)
Cash distributions paid	(793)	(791)	(5,317)
Net cash provided by (used in) financing activities	8,489	(21,394)	(65,287)

Net increase (decrease) in cash	(7)	(4,906)	2,102
Cash at beginning of year	52	4,958	2,856
Cash at end of year	$45	$52	$4,958

MARTIN MIDSTREAM PARTNERS L.P.
SEGMENT OPERATING INCOME
(Dollars and volumes in thousands, except BBL per day)

Terminalling and Storage Segment

    Comparative Results of Operations for the Years Ended December 31, 2022 and 2021

	Year Ended December 31,		Variance	Percent Change
	2022	2021
	(In thousands)
Revenues:
Services	$86,664	$81,762	$4,902	6%
Products	142,129	103,867	38,262	37%
Total revenues	228,793	185,629	43,164	23%

Cost of products sold	116,117	83,081	33,036	40%
Operating expenses	58,748	52,972	5,776	11%
Selling, general and administrative expenses	6,626	6,052	574	9%
Depreciation and amortization	28,234	28,210	24	—%
	19,068	15,314	3,754	25%
Other operating loss, net	(166)	(48)	(118)	(246)%
Gain on involuntary conversion of property, plant and equipment	—	196	(196)	(100)%
Operating income	$18,902	$15,462	$3,440	22%

Shore-based throughput volumes (gallons)	85,569	50,526	35,043	69%
Smackover refinery throughput volumes (guaranteed minimum BBL per day)	6,500	6,500	—	—%

Transportation Segment

Comparative Results of Operations for the Years Ended December 31, 2022 and 2021

	Year Ended December 31,		Variance	Percent Change
	2022	2021
	(In thousands)
Revenues	$239,275	$161,180	$78,095	48%
Operating expenses	176,198	129,449	46,749	36%
Selling, general and administrative expenses	8,215	7,670	545	7%
Depreciation and amortization	14,567	15,719	(1,152)	(7)%
	40,295	8,342	31,953	383%
Other operating income, net	1,062	74	988	1,335%
Operating income	$41,357	$8,416	$32,941	391%

MARTIN MIDSTREAM PARTNERS L.P.
SEGMENT OPERATING INCOME
(Dollars and volumes in thousands, except BBL per day)

Sulfur Services Segment

    Comparative Results of Operations for the Years Ended December 31, 2022 and 2021

	Year Ended December 31,		Variance	Percent Change
	2022	2021
	(In thousands)
Revenues:
Services	$12,337	$11,799	$538	5%
Products	166,827	133,243	33,584	25%
Total revenues	179,164	145,042	34,122	24%

Cost of products sold	127,018	95,287	31,731	33%
Operating expenses	15,335	10,203	5,132	50%
Selling, general and administrative expenses	6,081	5,284	797	15%
Depreciation and amortization	11,099	10,432	667	6%
	19,631	23,836	(4,205)	(18)%
Other operating income, net	4,555	129	4,426	3,431%
Operating income	$24,186	$23,965	$221	1%

Sulfur (long tons)	452.0	456.0	(4.0)	(1)%
Fertilizer (long tons)	211.0	301.0	(90.0)	(30)%
Sulfur services volumes (long tons)	663.0	757.0	(94.0)	(12)%

Natural Gas Services Segment

    Comparative Results of Operations for the Years Ended December 31, 2022 and 2021

	Year Ended December 31,		Variance	Percent Change
	2022	2021
	(In thousands)
Products Revenues	$398,425	$414,043	(15,618)	(4)%
Cost of products sold	403,922	375,239	28,683	8%
Operating expenses	4,540	4,061	479	12%
Selling, general and administrative expenses	4,069	6,098	(2,029)	(33)%
Depreciation and amortization	2,380	2,390	(10)	—%
	(16,486)	26,255	(42,741)	(163)%
Other operating income (loss), net	218	(689)	907	132%
Operating income (loss)	$(16,268)	$25,566	$(41,834)	(164)%

NGLs Volumes (barrels)	5,791	7,121	(1,330)	(19)%

Non-GAAP Financial Measures

The following table reconciles the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the quarter and years ended December 31, 2022 and 2021, which represents EBITDA, Adjusted EBITDA, Distributable Cash Flow, and Adjusted Free Cash Flow.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net income (loss)	$(375)	$10,801	$(10,334)	$(211)
Adjustments:
Interest expense	14,484	13,735	53,665	54,107
Income tax expense	2,458	1,269	7,927	3,380
Depreciation and amortization	13,273	13,889	56,280	56,751
EBITDA	29,840	39,694	107,538	114,027
Adjustments:
(Gain) loss on disposition of property, plant and equipment	(4,619)	(76)	(5,669)	534
Gain on involuntary conversion of property, plant and equipment	—	(10)	—	(196)
Unrealized mark-to-market on commodity derivatives	—	—	—	(207)
Lower of cost or market and other non-cash adjustments	(7,476)	—	12,850	—
Unit-based compensation	36	48	161	384
Adjusted EBITDA	$17,781	$39,656	$114,880	$114,542

Reconciliation of Net Cash provided by Operating Activities to Adjusted EBITDA, Distributable Cash Flow, and Adjusted Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net cash provided by operating activities	$32,904	$48,135	$16,148	$35,729
Interest expense (1)	13,688	12,953	50,513	50,740
Current income tax expense	325	256	2,183	948
Lower of cost or market and other non-cash adjustments	(7,476)	—	12,850	—
Commodity cash flow hedging gains reclassified to earnings	—	—	901	—
Net cash received for closed commodity derivative positions included in AOCI	—	(1,766)	(85)	(816)
Changes in operating assets and liabilities which (provided) used cash:
Accounts and other receivables, inventories, and other current assets	(21,071)	(21,579)	38,179	42,936
Trade, accounts and other payables, and other current liabilities	(324)	2,103	(4,428)	(14,346)
Other	(265)	(446)	(1,381)	(649)
Adjusted EBITDA	17,781	39,656	114,880	114,542
Adjustments:
Interest expense	(14,484)	(13,735)	(53,665)	(54,107)
Income tax expense	(2,458)	(1,269)	(7,927)	(3,380)
Deferred income taxes	2,133	1,013	5,744	2,432
Amortization of deferred debt issuance costs	796	782	3,152	3,367
Payments for plant turnaround costs	(914)	(1,430)	(5,176)	(4,109)
Maintenance capital expenditures	(4,526)	(5,729)	(19,074)	(14,115)
Distributable cash flow	(1,672)	19,288	37,934	44,630
Principal payments under finance lease obligations	(99)	(59)	(279)	(2,707)
Expansion capital expenditures	(1,401)	(1,361)	(6,883)	(4,705)
Adjusted free cash flow	(3,172)	17,868	30,772	37,218
(1) Net of amortization of debt issuance costs and discount and premium, which are included in interest expense but not included in net cash provided by operating activities.